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                                                                 EXHIBIT 99.8(a)


                               THE BENCHMARK FUNDS

                    ADDENDUM NO. 1 TO THE CUSTODIAN AGREEMENT

     This Addendum, dated as of the 8th day of January, 1993, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern").

     WHEREAS, the Trust and Northern have entered into a Custodian Agreement dated June 8, 1992, pursuant to which the Trust appointed Northern to act as custodian to the Trust for its Portfolios;

     WHEREAS, the Trust is establishing the Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, and Bond Portfolio (the "Portfolios"), and it desires to retain Northern to act as the custodian therefor, and Northern is willing to so act; and

     WHEREAS, the parties hereto desire to amend the Custodian Agreement to accommodate transactions in futures contracts and related options and make other changes in such agreement;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Appointment. The Trust hereby appoints Northern custodian to the Trust for the Portfolios for the period and on the terms set forth in the Custodian Agreement. Northern hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement for the compensation therein provided.

     2. Delivery of Documents. The Trust has furnished Northern with copies, properly certified or authenticated, of the following: before any Portfolio engages in any transactions regulated by the Commodity Futures Trading Commission ("CFTC"), a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the CFTC, or
          (ii) a letter which has been granted the Trust by the CFTC which states that the
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          Trust will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Trust by the CFTC which states that the CFTC will not take any enforcement action if the Trust does not register as a "commodity pool operator."

          The Trust will furnish Northern from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     3.   Segregated Accounts.

               (a) Northern shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts on its records for and on behalf of each Portfolio of the Trust, into which account or accounts may be transferred cash and/or securities, including securities in the Book-Entry System (i) for the purposes of compliance by the Trust with the procedures required by a securities or option exchange, providing such procedures comply with the Investment Company Act of 1940 and Release No. 10666 or any subsequent release or releases of the Securities and Exchange Commission("SEC") relating to the maintenance of segregated accounts by registered investment companies, and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Proper Instructions.

               (b) Northern may enter into separate custodial agreements with various futures commission merchants ("FCMs") that the Trust uses (each an "FCM Agreement"), pursuant to which the Trust's margin deposits in any transactions involving futures contracts and options on futures contracts will be held by the Trust in accounts (each an "FCM Account") subject to the disposition by the FCM involved in such contracts in accordance with the customer contract between FCM and the Trust ("FCM Contract"), SEC rules governing such segregated accounts, CFTC rules and the rules of the applicable commodities exchange. Such FCM Agreements shall only be entered into upon receipt of Proper Instructions from the Trust which state that (i) a customer agreement between the FCM and the Trust has been entered into; and (ii) the Trust is in compliance with all the rules and regulations of the CFTC. Transfers of initial margin shall be made into an FCM Account only upon Proper Instructions; transfers of premium and variation margin may be made into an FCM Account pursuant to Oral Instructions. Transfers of funds from an FCM Account to the FCM for which Northern holds such an account may only occur upon certification by the FCM to Northern that pursuant to the FCM Agreement and the
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          FCM Contract, all conditions precedent to its right to give Northern such instruction have been satisfied.

     4. Capitalized Terms. From and after the date hereof, the term "Portfolios" as used in the Custodian Agreement shall be deemed to include the Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio and Bond Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Custodian Agreement.

     5. Miscellaneous. Except to the extent supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                                      THE BENCHMARK FUNDS

Attest: /s/ Michael Richman                           By: /s/ Stephen B. Wells
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                                                      As its: President

                                                      THE NORTHERN TRUST COMPANY

Attest: /s/ John T. Hogan                             By: /s/ Mark Casady
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                                                      As its: Vice President